Exhibit 4.17

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. Such excluded information has been marked with “[***]”.

TRADEMARK LICENSING AGREEMENT

Between

Beijing Qihu Technology Co., Ltd.

and

Shanghai Qiyu Information Technology Co., Ltd.

Date: December 29, 2023

Trademark Licensing Agreement

This Trademark Licensing Agreement (this “Agreement”) is entered into by and between the following parties in Beijing, the People’s Republic of China (the “PRC”, for the purposes of this Agreement, including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region) on December 29, 2023:

Party A: Beijing Qihu Technology Co., Ltd.

Address: 801, Floor 8, No. 104, Floors 1 to 19, Building 2, Courtyard 6, Jiuxianqiao Road, Chaoyang District

Party B: Shanghai Qiyu Information Technology Co., Ltd.

Address: Room 1118, No. 4, Lane 800, Tongpu Road, Putuo District, Shanghai

(The above parties shall be referred to individually as a “Party” and collectively as the “Parties”.)

Preamble

Whereas:

1.Beijing Qihu Technology Co., Ltd. is a limited liability company incorporated and validly existing under the laws of the PRC. Party A owns the trademarks registered in the PRC or the marks under application for registration that are being applied for registration with the Chinese trademark authorities but have not yet obtained trademark registration certificates in connection with the business of Party B Group (as defined below);

2.Shanghai Qiyu Information Technology Co., Ltd. is a limited liability company incorporated and validly existing under the laws of China, mainly engaging in Internet financial services;

3.Subject to the terms and conditions of this Agreement, Party A and Party B, together with Party B Group (as defined below) represented by Party B, intend to enter into a written agreement on the licensing arrangements of the relevant trademarks and brands.

NOW, THEREFORE, through friendly consultation, the Parties agree as follows:

Article 1Definitions

The terms used in this Agreement shall be defined as follows:

1.1“Party B Group” means Qifu Technology, Inc.(formerly known as 360 DigiTech, Inc., hereinafter referred to as “QFIN”) and all companies within the scope of its consolidated financial statements in accordance with U.S. GAAP. “Control” for the purposes of this provision means (i) any company, corporation or other entity in which a Party owns or controls, directly or indirectly, more than 50% of the shares or voting rights; and (ii) any other company, corporation or other entity over which a Party may exercise a material influence in accordance with the applicable accounting standards.

1.2“Licensed Products and Services” means the products manufactured and sold, or services provided, under the Licensed Trademarks (as defined below) and put into the market by Party B Group to the extent permitted by the Laws.

1.3“Licensed Territory” means the region of PRC, which for the purposes of this definition includes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region.

1.4“License Term” means the term granted by Party A to Party B Group for the use of the Licensed Trademarks pursuant to Article 2.5 hereof.

1.5“Licensed Materials” means all product literature and manuals, packaging, instructions for sale, use and services, labels or other product documentation (regardless of the form or medium used) prepared by or on behalf of Party B Group and directly relating to the Licensed Products and Services.

1.6“Licensed Trademarks” means the trademarks listed in Appendix I hereto.

1.7“Third Party” means a natural person, legal person, body corporate, social group or any other entity and organization other than the Parties to this Agreement, Party A and Party B Group.

1.8With respect to any Party, “Affiliate” means any person, company, partnership, trust or other entity which directly or indirectly controls, is directly or indirectly controlled by, or is under direct or indirect common control with, such Party; for the purposes of this definition, the term “control” in this definition means (i) any company, corporation or other entity of which a Party holds or controls directly or indirectly more than 50% of the shares or voting rights; and (ii) other company, corporation or other entity over which a Party may exercise a material influence under the applicable accounting standards.

Article 2Grant of Rights

2.1Party A hereby grants to Party B Group the right to use the relevant registered trademarks specified in Appendix I attached hereto on the Licensed Products and Services and on the Licensed Materials in the Licensed Territory during the License Term in accordance with the terms and conditions of this Agreement, provided that the Licensed Products and Services shall be the products manufactured and sold, or services provided, by Party B Group and comply with the requirements of relevant laws and regulations.

2.2Notwithstanding the foregoing, in consideration of the nature of the industry in which Party B Group operates and the actual operations of Party B Group, the Parties agree that Party A shall conduct risk management on, and monitor, supervise and guide at real time, the use of the Licensed Trademarks.

2.3With respect to marks under application for trademark registration that are applying to the trademark registration authority for registration by Party A but have not yet obtained the trademark registration certificates, Party A shall license the marks to Party B Group in accordance with the provisions set forth in Appendix II hereto, provided that the Licensed Products and Services shall be the products manufactured and sold, or services provided, by Party B Group, which comply with the relevant laws and regulations.

2.4Party A shall have the right, but not the obligation, to cause Party A or its designated Affiliates to license to Party B Group other intellectual property rights related to the Licensed Trademarks, and Party A or its designated Affiliates may terminate such license at any time without the consent of Party B Group.

2.5The Parties hereto acknowledge that the term of license granted by Party A to Party B Group for the use of the Licensed Trademarks shall be from January 1, 2024 to December 31, 2026. Within three (3) months prior to the expiration of the License Term hereunder, the Parties shall negotiate the license-related matters for the following year.

2.6

Without the prior written consent of Party A, Party B Group shall not assign the license granted to it to any Third Party or provide guarantee to any Third Party by such license, nor shall it sub-license or sub-authorize the use of the Licensed Trademarks to any Third Party, whether such assignment, guarantee, sub-authorization or sub-license is with or without consideration.

Article 3License Fee and its Payment

3.1

The Parties hereto acknowledge that Party B Group shall pay Party A the license fee in the amount of RMB Twenty Five Million (RMB25,000,000) per quarter, namely RMB One Hundred Million (RMB100,000,000) per year (the “License Fee”) from January 1, 2024 to December 31, 2024 with respect to the rights granted under Article 2 hereof.

3.2

The Parties hereto agree that the License Fee for the period from January 1, 2024 to March 31, 2024 shall be paid before March 31, 2024; the License Fee for the period from April 1, 2024 to June 30, 2024, shall be paid before June 30, 2024. Similarly, the License fee for each quarter shall be paid before the last day of that quarter. Party A shall issue a special VAT invoice of equal amount to Party B’s Group before Party B’s Group makes the payment.

Article 4Delivery of Information

Party A shall provide Party B Group with a copy of the title certificates of the Licensed Trademarks listed in Appendix I attached hereto within sixty (60) days from the Effective Date of this Agreement.

Article 5Method of Use

During the term of this Agreement, any Party licensed to use the Licensed Trademarks under this Agreement (the “Licensee”) shall comply with the following provisions:

5.1Use of Licensed Trademarks

5.1.1

Licensee shall ensure that Licensed Trademarks are used only in the Licensed Products and Services or in the advertising, promotion or sale in connection with the Licensed Products and Services. In addition to other restrictions hereunder, the Licensee must specify the licensing relationship with the Licensor in a manner that does not cause the public to infer that the Licensed Products and Services are products of the Licensor.

5.1.2	The Licensee shall completely and accurately reproduce the color, design and appearance of the Licensed Trademarks when using the Licensed Trademarks, without any modification.

5.1.3

Unless otherwise provided for by the laws and regulations of the PRC and confirmed in writing by the Licensor in advance, the Licensee shall not use the Licensed Trademark in combination or in parallel with any prefix, suffix or other name, word, character, letter, trademark, label, design, logo or symbol in any form or by any means as a trademark or name of business entity (such as store name, etc.).

5.1.4

The Licensee must abide by the laws and regulations of the Licensed Territory and other requirements applicable to the Licensed Products and Services with the Licensed Trademarks and shall not operate in violation of laws.

5.1.5

Any advertising, promotional or display materials used by the Licensee in connection with the Licensed Trademarks shall not contain any content which may infringe the reputation, goodwill, fame or image of the Licensor, or violate applicable laws.

5.1.6

The Licensee may not extend the right to use the Licensed Trademarks in a disguised manner by manufacturing or providing Licensed Products and Services in quantities significantly greater than those necessary for Licensee’s daily operations. Unless otherwise agreed by the Licensor in writing and subject to the payment of additional License Fees by the Licensee at the request of the Licensor, the Licensee may not make any further use of the Licensed Trademarks after the end of the License Term under this Agreement, including in the manufacture or sale of products or provision of services.

5.2Trademarks of Third Parties

When the Licensee uses Licensed Trademarks together with a Third Party’s trademark on the Licensed Products and Services, the Licensed Materials or in the advertising, promotion or packaging of the Licensed Products and Services, the Licensee shall ensure that the Third Party’s trademark is clearly and visually distinguished from the Licensed Trademarks so as to avoid any association between the Licensor and such Third Party or its trademark.

5.3Protection of Party A’s Goodwill

5.3.1

Party B shall, and shall cause Party B Group to, ensure its maintenance of sound business operations, compliance with all laws and regulations, and the quality and legal compliance of the Licensed Products and Services with the Licensed Trademarks, and be subject to the supervision of Party A or its designated Affiliates.

5.3.2

In the event that any event adverse to Party A and/or the Licensed Trademarks occurs due to Party B Group, Party B or Party B Group shall notify Party A within 24 hours and take joint action and bear the costs incurred by Party A or its Affiliates therefrom and any indemnification incurred by Party A or its Affiliates to any Third Party as a result thereof.

Article 6Filing and Assumption of Costs

6.1The Parties shall enter into a separate trademark license agreement (if necessary) in respect of the Licensed Trademark covered by this Agreement in accordance with the relevant laws and regulations of the PRC, with the terms and conditions of such trademark license agreement consistent with this Agreement, and in case of any inconsistency or conflict, this Agreement shall prevail; upon request by Party B and Party B Group, the Parties may file the execution, amendment or termination of such trademark license agreement with the competent trademark authority as required by law.

6.2During the License Term, if the term of the Licensed Trademarks expires, the Authorizing Party shall renew the Licensed Trademarks in a timely manner in accordance with relevant laws and regulations to maintain the validity of the Licensed Trademarks.

6.3The costs arising from such matters as license and filing of the Licensed Trademarks shall be borne by the Licensee.

Article 7Trademark Right Infringements and Warranties

7.1The Licensor warrants that it is the legitimate owner of the Licensed Trademarks under this Agreement, and has the right to grant the Licensee the right to use the Licensed Trademarks. If a Third Party claims compensation for damages from the Licensor for infringement by the Licensed Trademarks during the performance of this Agreement, the Licensor shall be responsible for negotiating with the Third Party; if a Third Party claims compensation for damages from the Licensee for infringement by the Licensed Trademarks, the Licensee shall notify the Licensor within 24 hours from its receipt of the relevant claim for damages from the Third Party, and the Licensor may decide to reach a settlement, file a lawsuit or take other measures with respect to the Third Party’s claim by itself or by authorizing the Licensee. The Licensee shall not take any action that may result in loss, damage, obligation or expense to the Licensor without the prior consent of the Licensor.

7.2If the Licensee discovers that a Third Party infringes the Licensed Trademarks and the Licensor’s goodwill contained therein, or that a Third Party uses trademarks similar to the Licensed Trademarks, the Licensee shall inform the Licensor within 24 hours of the relevant facts and available evidence to the best of its knowledge. The Licensor may in its sole discretion, either alone or jointly with the Licensee, or authorize the Licensee to commence any action or file any claim against any Third Party infringing the Licensed Trademarks, and reach a settlement, file a lawsuit or take other steps with respect to the decision on such Third Party’s infringement. The Licensee shall, at the request of the Licensor, take such legal actions as may be necessary to prevent such infringement as agreed upon by the Licensee and the Licensor, or assist the Licensor to the extent possible in such proceedings as the Licensor deems necessary.

7.3In the event that any of the situations set forth in Article 7.1 and/or Article 7.2 under this Agreement occurs during the License Term, the Licensor and the Licensee shall negotiate and determine the allocation of expenses incurred in the light of the specific circumstances.

Article 8Breach of Contract and Compensation for Damages

8.1If either Party (the “Breaching Party”) breaches any provisions of this Agreement and causes damages to the other Party (the “Non-Breaching Party”), the Non-Breaching Party may send a written notice to the Breaching Party to require the Breaching Party to immediately remedy and rectify its breach; If the Breaching Party fails to take measures to the satisfaction of the Non-breaching Party to remedy and rectify its breach within fifteen (15) business days from the date of such written notice from the Non-breaching Party, the Non-breaching Party shall be entitled to immediately adopt other remedies in the method stipulated herein or by legal means, including but not limited to early termination of this Agreement.

8.2Party B agrees to indemnify Party A or its Affiliates against any and all liabilities, losses, damages, claims and actions if: (i) the Licensed Trademarks and the goodwill or interests of Party A or its Affiliates contained therein are impaired for reasons attributable to Party B and/or Party B Group; or (ii) Party B Group breaches any provision of this Agreement and causes losses to Party A or its Affiliates.

Article 9Termination

9.1Party A may terminate this Agreement by giving a written notice to Party B and Party B Group in the event of any of the following events:

9.1.1	Party B becomes insolvent, liquidated, bankrupt or ceases to operate;

9.1.2Any Force Majeure event or its impact continues for more than 180 days, preventing Party B Group from effectively carrying out its business;

9.1.3Party B fails to perform its payment obligation hereunder in accordance with the provisions;

9.1.4The reputation of Party A or its Affiliates is adversely affected or the interests of Party A or its Affiliates are damaged due to the use of the Licensed Trademarks by Party B or Party B Group;

9.1.5As required by laws, regulations, policies or guidance of relevant regulators or governmental authorities;

9.1.6Party B or Party B Group breaches any provisions of this Agreement (including without limitation provisions regarding the method of use), and Party A gives a written notice specifying the breach to Party B Group, and Party B or Party B Group fails to stop the breach and take remedial measures to satisfy the requirements of this Agreement within ninety (90) days after the notice is given.

9.2Upon termination of this Agreement, Party B shall, and shall ensure that Party B Group shall:

9.2.1	cease the use of the Licensed Materials comprising part or all of the Licensed Trademarks within a reasonable period from the date of termination of this Agreement;

9.2.2cease the use of the Licensed Trademarks within thirty (30) days of the date of termination of this Agreement and the distribution or sale of the Licensed Products and Services with some or all of the Licensed Trademarks within such period.

9.3Articles 8, 9, 11, 12, 15.1 and 15.6 hereof shall survive the termination of this Agreement and remain binding upon the Parties. However, unless otherwise agreed by the Parties, such termination shall be without prejudice to the remedies and rights of either Party for any breach of this Agreement prior to the termination.

9.4If this Agreement is terminated due to either Party’s breach of this Agreement or failure to perform its obligations hereunder, it shall not affect the other Party’s rights to claim compensation from such Party for damages arising from such breach or failure or termination.

Article 10Force Majeure

10.1

“Force Majeure” means any event beyond the reasonable prediction and control of a Party and unavoidable notwithstanding the reasonable attention of the affected Party, including but not limited to acts of government, force of nature, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, inadequate credit, funds or financing shall not be deemed as an event beyond the reasonable control of a Party.

10.2

If the performance of this Agreement is delayed or hindered by either Party due to a Force Majeure event, the affected Party shall, within seven (7) days from the occurrence of such Force Majeure event, send a notice specifying the Force Majeure event to the other Party and informing it of the steps to be taken to complete the performance of such liabilities.

10.3

Delay or failure to perform this Agreement due to Force Majeure shall not constitute a breach of contract by the Party affected by a Force Majeure event, and shall not constitute the basis for claiming damages, losses or liquidated damages. The term of performance of this Agreement shall be extended accordingly for a period affected by the Force Majeure event. However, the affected Party shall take appropriate measures to minimize or eliminate the effects of Force Majeure and endeavor to resume the performance of the obligations delayed or hindered due to Force Majeure. Once the Force Majeure is eliminated, the Parties agree to use their best efforts to resume the performance of the provisions hereunder.

Article 11Announcement

11.1Neither Party (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence of this Agreement or the subject matter hereof without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed by either Party).

11.2The restrictions of Article 11.1 shall not apply if the notice, announcement or circular is issued by law or pursuant to the requirement of a securities exchange or any regulatory or other supervisory body or authority with competent jurisdiction (whether or not such requirement has legal effect). Where these exceptions apply, the Party making the announcement or sending the circular shall use its reasonable efforts to consult with the other Party in advance as to the form, content and timing of the announcement or circular.

Article 12Confidentiality

12.1Each party to this Agreement shall, and shall procure that each of its representatives shall, keep confidential all information, documents and records relating to any of the Parties, any proprietary rights of any of the Parties or the contents of this Agreement (“Confidential Information”), and shall not disclose such Confidential Information to any person except (i) as permitted by Article 12 hereof; or (ii) as approved by the other Party in writing.

12.2Article 12.1 shall not prevent a Party or its representatives from disclosing if and to the extent that the Party can demonstrate that:

(1)The disclosure is required by law or any competent stock exchange or any regulatory, governmental or anti-trust authority (including any tax authority) (provided that the disclosing Party shall first notify the other Party of its intention to disclose such information and take into account the reasonable opinions of the other Party);

(2)The Confidential Information disclosed is lawfully in the possession of such Party or any of its representatives (as evidenced by written records in any case) without any obligation of confidentiality prior to receipt or possession of such information;

(3)The Confidential Information has become available to the public prior to the disclosure through no fault of such Party (or its Representatives);

(4)The disclosure is made as a result of any arbitration or judicial proceedings arising out of this Agreement (or any other transaction documents).

Article 13Non-transferable

Neither Party may assign, transfer, pledge or otherwise dispose of (collectively “Transfer”) all or any part of its rights under this Agreement or grant, create or dispose of any right, interest or obligation therein, except in accordance with the provisions of this Agreement or as agreed by the Parties in writing. Any Transfer contrary to this Article 13 shall be null and void. However, this provision shall not apply to the respective Affiliates of the Parties. For the purposes of this Agreement, the Affiliates of Party A and the Affiliates of Party B shall refer to Party A’s Affiliates and any entities included in Party B Group.

Article 14Further Assurance

14.1Each of the Parties shall execute (or procure the execution of) such further documents as are required by law or necessary to implement or effect this Agreement.

14.2Each of the Parties shall cause its Affiliates to comply with all obligations expressly applicable to such Affiliates.

Article 15Miscellaneous

15.1Notice

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in Chinese or English and may be delivered in person or sent by registered mail, postage prepaid post, courier service or facsimile to the address of the relevant Party set forth below or such other address as may be notified by such Party to the other Party from time to time or the address of other person designated by such Party. A notice shall be deemed to have been effectively serviced: (i) at the date of delivery if delivered in person; (ii) ten (10) days after the date on which pre-paid registered air mail is sent (as indicated on the postmark), or four (4) days after the delivery to a courier service if delivered by letter; and (iii) at the time of receipt as shown on the confirmation of transmission of the relevant document if delivered by facsimile.

Party A: Beijing Qihu Technology Co., Ltd.

Address:  International Electronics Headquarters, Electronic City, Courtyard No. 6, Jiuxianqiao Road, Chaoyang District, Beijing

Attn:        QIAO Meng

Party B: Shanghai Qiyu Information Technology Co., Ltd.

Address:  Room 1118, No. 4, Lane 800, Tongpu Road, Putuo District, Shanghai

Attn:        ZHANG Yue

15.2Conflict with Other Rights

In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement as between the Parties to this Agreement, this Agreement shall prevail unless (i) the other agreement expressly provides that it shall prevail over this Agreement in relevant respect; and (ii) it is agreed by entering into a separate agreement or as otherwise agreed in writing by Party A and Party B Group that such other agreements or other written agreements shall prevail over this Agreement in the relevant respects.

15.3Exemption, Rights and Remedies

Unless otherwise expressly provided for herein, non-exercise, failure to exercise or delay in exercise by any Party of any right, power or remedy under this Agreement or any transaction documents shall not be construed as a waiver of such right, power or remedy, nor shall it preclude such Party from exercising the right, power or taking remedy at any time thereafter. No single or partial exercise of any such rights, powers or remedies shall preclude further exercise thereof by such Party.

15.4Effectiveness and Amendments

This Agreement shall become effective upon being sealed by the Parties on the date first above written. After this Agreement comes into effect, any amendment to this Agreement (or any other transaction documents) shall not be effective unless it has been made in writing and signed and sealed by the Parties in person or by their legal representatives or authorized representatives.

15.5Severability

The provisions of this Agreement and other transaction documents are severable. If any such provision is deemed to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use their reasonable efforts to replace such provision with a substitute provision of similar effect or intended effect in that respect to the greatest extent possible.

15.6Governing Law and Arbitration

(1)	This Agreement shall be governed by the laws of China and shall be construed and performed accordingly.

(2)

The Parties shall seek to settle any dispute, controversy or claim (“Dispute”) arising out of or in connection with the construction or performance of this Agreement through friendly consultations. If no settlement can be reached through such consultations within sixty (60) days after a Party brings the matter before the other Party, the Parties may submit it to arbitration.

(3)

The Dispute shall be submitted to Beijing Arbitration Commission (“BAC”) for arbitration in accordance with its rules effective at the time of the arbitration. The Dispute shall be decided by three arbitrators. Each Party shall select one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators so selected, provided that if the other two arbitrators fail to make a decision on the selection of the third arbitrator, the third arbitrator shall be appointed by BAC.

(4)

The arbitration proceedings shall be conducted under the auspices of BAC as the presiding authority and shall be conducted in Chinese unless otherwise agreed by the Parties. The arbitration proceedings shall take place in Beijing.

(5)	The arbitral award rendered pursuant to the above arbitration proceedings shall be final and binding upon the Parties and shall be enforceable in accordance with its terms.

(6)

The arbitration fees shall be paid by the losing Party, unless otherwise provided for in the arbitration award. The Parties agree that, if it becomes necessary for a Party to enforce an arbitral award through any type of legal proceeding, the Party against which such legal proceeding is brought shall pay all reasonable costs, expenses and attorneys’ fees.

(7)

During the dispute resolution, except for the part in dispute that is subject to arbitration, the other provisions of this Agreement shall remain in effect and the Parties shall continue to perform this Agreement in all other respects.

15.7	Waiver

Any waiver by any Party of a breach of any obligation of the other Party under this Agreement shall be made in writing and executed by the waiving Party and shall not be deemed to be a waiver of any other future breach by the other Party under this Agreement.

15.8	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all previous agreements, both written and oral, and all previous communications between the Parties with respect to the subject matter hereof.

15.9	Language and Counterparts

This Agreement shall be executed in Chinese in three counterparts, with each Party holding one counterpart, and the rest being submitted to the relevant authorities for approval and filing. All counterparts shall have equal legal effect.

15.10 Commercial integrity agreement

In order to ensure that both parties abide by the code of conduct of commercial integrity and prevent commercial bribery in the process of cooperation, both parties confirm that they have fully read and commit to abide by the following commercial integrity agreement:

(http://www.360.cn/about/shangyechengxinxieyi.html).

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of both Parties on the date first written.

(The remainder of this page is intentionally left blank.)

(Signature page to the Trademark Licensing Agreement between Beijing Qihu Technology Co., Ltd. and Shanghai Qiyu Information Technology Co., Ltd.)

Party A: Beijing Qihu Technology Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature):

[The seal of Beijing Qihu Technology Co., Ltd. is affixed]

Party B: Shanghai Qiyu Information Technology Co., Ltd. (Seal)

[The seal of Shanghai Qiyu Information & Technology Co., Ltd. is affixed]

Appendix I:

List of Licensed Trademarks

[***]

Appendix II:

Marks under Application for Trademark Registration

Article 1Definition

1.1“Marks under Registration” shall mean the relevant marks set forth in the List of Licensed Trademarks in Appendix I attached hereto and for which Party A has applied to the competent trademark registration authority for the registration of trademarks.

Article 2Use of the Marks under Registration

2.1Party A hereby agrees that Party B shall use the Marks under Registration in accordance with the provisions of this Agreement during the term provided in the Trademark Licensing Agreement dated December 29, 2023 between the Parties. Accordingly, Party B Group shall be entitled to use the Marks under Registration in accordance with this Appendix.

2.2Party B Group shall not assign any of its rights or obligations under this Agreement to any Third Party or sub-license any Third Party to use the Marks under Registration.

2.3Party A hereby agrees that once the Marks under Registration are approved for registration in accordance with law, Party A will immediately notify Party B Group and license Party B Group to use in accordance with the terms and conditions of this Agreement.

Article 3Representations, Warranties and Undertakings of Party A

3.1Party A warrants that Party A is the legitimate applicant of the Marks under Registration and is actively applying for the registration of the Marks under Registration according to relevant PRC laws and regulations.

3.2Party A agrees to bear and pay all relevant fees and expenses payable by the applicant in the process of the application for the Marks under Registration.

3.3Party A shall take appropriate measures to secure the successful registration of the Marks under Registration, and shall warrant that it will not intentionally take any action to affect the approval of registration. Party A shall not bear any responsibility if the Marks under Registration fail to be approved to be registered trademarks in accordance with the law due to reasons not attributable to Party A.

3.4Party A’s use of the Marks under Registration as well as the use by Party B Group of the Marks under Registration will not result in any infringement or possible infringement of the relevant rights of any Third Party.

3.5The Parties agree that after the execution and effectiveness of this Agreement, the Parties shall unconditionally execute any additional legal documents and take any actions necessary to achieve the purposes of this Agreement.

3.6

If any Third Party claims that Party A has infringed the rights of any Third Party by allowing Party B Group to use the Marks under Registration in accordance with this Agreement, Party A shall be liable for all costs and liabilities for defending against such claim.

3.7

Party A shall defend, indemnify and hold harmless the Licensor from and against any lawsuits and claims against the Licensee arising from infringement of any Third Party rights by the Marks under Registration prior to execution of this Agreement.